Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

March 9, 2022

Archimedes Tech SPAC Partners Co. 2093 Philadelphia Pike #1968 Claymont, DE 19703
Re:	Archimedes Tech SPAC Partners Co.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by Archimedes Tech SPAC Partners Co., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of 222,000,000 shares of Class A common stock, par value of $0.0001 per share, of the Company (the “Class A Common Stock”) and 42,000,000 shares of Class B common stock, par value of $0.0001 per share, of the Company (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued and paid for accordance with the terms of the Merger Agreement, dated as of November 15, 2021, by and among the Company, ATSPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and SoundHound, Inc., a Delaware corporation (the “Merger Agreement”), will be legally issued, fully paid and non-assessable as contemplated in the Registration Statement.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Archimedes Tech SPAC Partners Co. March 9, 2022 Page 2

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP